Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Gateway Financial Holdings, Inc. and Subsidiary
Virginia Beach, Virginia
We consent to the incorporation by reference in the registration statements (Nos. 333-98027, 333-98025, 333-98021, and 333-127978) on Forms S-8 and the registration statement (No. 333-126709) on Form S-3 of Gateway Financial Holdings, Inc. and Subsidiary of our reports dated March 14, 2007, with respect to the consolidated financial statements of Gateway Financial Holdings, Inc. and Subsidiary, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in Gateway Financial Holdings, Inc. and Subsidiary 2006 Annual Report on Form 10-K.

Greenville, North Carolina
March 14, 2007